Exhibit 99

LEUCADIA NATIONAL CORPORATION ANNOUNCES STRATEGIC TRANSACTIONS THAT

COMPLETE TRANSFORMATION TO DIVERSIFIED FINANCIAL SERVICES COMPANY

TO BE RENAMED JEFFERIES FINANCIAL GROUP INC.

Leucadia National Corporation to Sell 48% of National Beef to Marfrig Global Foods S.A. at a $2.3 Billion Enterprise Valuation, Reducing Leucadia’s Ownership to 31% and Deconsolidating National Beef; Transaction and Pre-Closing Distributions Estimated to Yield Approximately $1.05 Billion in Cash to Leucadia, with the Sale Transaction Resulting in an Estimated Pre-Tax Gain of $800 - 850 Million

Leucadia to Sell 100% of Its Equity Interest in Garcadia, Its Auto Dealer Group, and Related Real Estate at a $675 Million Enterprise Valuation, or a net $425 Million to Leucadia, Recording a Pre-Tax Gain of About $220 Million

Leucadia Shareholders to Vote at Upcoming Annual Meeting on Proposal to Change the Name of the Corporation to Jefferies Financial Group Inc., Reflecting Transformation to a Diversified Financial Services Company

Leucadia’s Vitesse Energy Finance Has Completed $190 Million Acquisition of Additional Bakken Oil and Gas Assets

Leucadia’s Board Approves Increased Share Buyback Program of Up to 25 Million Shares

Leucadia Announces Preliminary Results for Its First Quarter 2018

New York – April 9, 2018 – Leucadia National Corporation (NYSE: LUK) announced today strategic transactions involving several of its investee companies, a proposal to change the name of the corporation to Jefferies Financial Group Inc., a new share buyback authorization and preliminary results for its first quarter 2018.

Leucadia has entered into a definitive agreement to sell 48% of National Beef to Marfrig, a great long-term strategic partner, for approximately $900 million in cash, reducing Leucadia’s ownership in National Beef to 31% and allowing Leucadia to deconsolidate National Beef and simplify Leucadia’s income statement and balance sheet. The estimated pre-tax gain that will be recognized as a result of this transaction is $800 - 850 million. Leucadia expects to receive an additional estimated $150 million in distributions prior to the closing, representing recent profits plus a true-up to the debt number set in the enterprise valuation associated with the sale. Marfrig has also agreed to acquire a further 3% of National Beef from other shareholders and will own 51% of National Beef. Leucadia will continue to have two board seats and a series of other rights in respect of its continuing equity interest, with a lockup period of five years and thereafter fair market value liquidity protections. This transaction is subject to limited conditions and is expected to close in the second quarter.

Rich Handler, CEO of Leucadia, and Brian Friedman, President of Leucadia, commented: “As we have consistently stated, we believe that National Beef is an outstanding company, but was too large and concentrated of an investment for Leucadia. We were patient and persevered as National Beef went through an exceptional downturn and then we navigated deliberately toward a transaction that would achieve both our near-term and long-term objectives. Having initially invested $868 million to acquire 79% of National Beef a little over six years ago, with the closing of the Marfrig deal, we will have now received back cash of over $1.6 billion and still retain a 31% equity interest in National Beef. We will account for this “right-sized” merchant banking investment in National Beef using the equity method. Our 31% interest initially will be on our balance sheet at approximately $590 million, reflecting the valuation we will recognize as a result of the Marfrig transaction.

“While we are always opportunistic, our intention is to hold this 31% interest in our merchant banking portfolio. We expect an attractive return on equity across the cycle, as the positive cattle supply and growing demand dynamics continue to play out. We are very pleased that Tim Klein, CEO, and the rest of the world class team at National Beef will continue leading National Beef into the future. After a thorough process where we had a number of interested parties, we welcome our new partner, Marfrig, which brings to National Beef its deep and broad expertise in the global beef industry, and is well positioned to partner with National Beef to serve the growing global demand for protein.”

Leucadia has also agreed to sell 100% of its equity interests in Garcadia and its associated real estate to Leucadia’s current partners, the Garff family. The sale price for Leucadia’s interests, based on a $675 million enterprise valuation, is a net $425 million, payable $375 million in cash and $50 million in redeemable preferred equity. Leucadia will recognize a pre-tax gain of about $220 million. This transaction is expected to close in the third quarter of 2018. Leucadia has cumulatively invested $321 million in Garcadia since 2006 and has received cash distributions of $394 million to date prior to the net $425 million sale proceeds plus the pre-closing earnings distribution.

To recognize the change in Leucadia’s reality that has advanced considerably through the right-sizing and deconsolidation of Leucadia’s interest in National Beef, Leucadia’s Board of Directors will ask shareholders at the upcoming Annual Meeting to change the holding company name of Leucadia National Corporation to Jefferies Financial Group Inc.

Messrs. Handler and Friedman added, “The National Beef and Garcadia deals complete Leucadia’s transformation from a highly diversified, but relatively random, group of assets before the combination with Jefferies into a financial services company with clear focus and drive. The proposed name change is intended to reflect that we now will be a diversified financial services company, rather than one that is more broadly focused, and Jefferies is by far our largest business and our engine of opportunity. We will continue to use the wonderful Leucadia name in our asset management and merchant banking activities where its brand recognition adds tremendous value. We believe the change in name will better reflect who we are today and going forward, materially aid the brand recognition of our Jefferies investment banking and trading operations, and unify our presence and our prominence in the financial community. The name change in and of itself will not materially change our destiny, but we and our Board believe it is sufficiently additive to warrant shareholder support of this proposal.

“Jefferies Financial Group Inc. will be a diversified financial services company engaged in investment banking and capital markets, merchant banking, and the early stages of building an alternative asset management platform. Our Leucadia merchant banking effort will continue Leucadia’s over 40-year tradition of opportunistically deploying capital to drive long-term value creation.

“Our renamed Jefferies Financial Group Inc. will be well-capitalized, with approximately $11 billion of shareholders’ equity, or $31.20 per share, and $1 billion of parent company long-term debt, pro forma for the National Beef and Garcadia deals, as of year-end 2017. It is anticipated that our new ticker on the NYSE will be JEF, effective post-approval of our name change.”

Vitesse Energy Finance, 97%-owned by Leucadia, has completed the acquisition of a package of non-operated Bakken assets from an institutional seller for $190 million in cash, of which $145 million was funded as equity by Leucadia and the balance drawn under Vitesse’s credit lines. Vitesse is acquiring 4,200 boe/day of flowing production and 23,000 net acres in the Bakken core, with over 85% of the assets remaining to be developed.

Messrs. Handler and Friedman noted, “The acquisition of these assets is a compelling investment for Leucadia and Vitesse, essentially doubling the size of Vitesse’s assets in the valuable core of the Bakken Field. The risk/return profile of this acquisition is attractive to us as most of the acquired assets are already well known to Bob Gerrity, CEO of Vitesse, and his team. In many cases, Vitesse is simply increasing its working interest in high returning Bakken drilling spacing units and flowing wells in which Vitesse has an existing interest. This acquisition should improve Vitesse’s future financial performance as we continue to finance, as a non-operating partner, the development of a larger pool of new high quality horizontal oil wells that are projected to produce strong returns.”

Leucadia ended 2017 with about $1.5 billion in liquidity at its parent company pro forma for the $200 million distribution Leucadia received from Jefferies in January 2018. The pending sale of 48% of National Beef and estimated pre-closing distribution, plus the proceeds of the Garcadia transaction, net of the $145 million invested in the Vitesse acquisition, will add a further $1.3 billion to Leucadia’s liquidity, bringing pro forma year-end 2017 total parent company liquidity at the new Jefferies Financial Group Inc. to about $2.8 billion. Consistent with past practice, Leucadia plans to deploy our available capital to continue to add to existing businesses where appropriate, to make acquisitions of new businesses and investments when possible and, from time to time, to repurchase common shares.

Leucadia’s Board of Directors has approved an increase to Leucadia’s share repurchase program to 25 million common shares from the 12.5 million remaining under its prior authorization. Shares may be repurchased by Leucadia from time to time in the open market, through block trades or otherwise.

In connection with these pending changes, Leucadia is reviewing the feasibility of changing its fiscal year-end to November 30th to simplify and harmonize periodic reporting by the consolidated enterprise and Jefferies Group LLC. In any event, Jefferies Group LLC will continue to be a separate SEC reporting company.

In light of the breadth of today’s announcements, which will naturally involve Leucadia engaging with its shareholders, bondholders, clients, analysts and prospective investors, Leucadia is also announcing today preliminary estimates of financial results for its fiscal first quarter 2018. Leucadia will release final results for its first quarter 2018 on April 26, 2018. Leucadia estimates that, based on current calculations, it will report quarterly income before income taxes of $100 - 115 million, and net income attributable to Leucadia National Corporation common shareholders of $120 - 131 million, or $0.32 – 0.35 per diluted share (all estimates remain subject to final adjustments). Leucadia anticipates that it will have a net tax benefit for the first quarter due to the reversal of valuation allowances related to deferred tax assets, which Leucadia has determined are now realizable. Messrs. Handler and Friedman added, “Our estimated first quarter results reflect expected continued strong performances from our businesses. We are pleased with Jefferies’ first quarter net revenues of approximately $820 million and pre-tax income of approximately $120 million, as well as National Beef’s estimated pre-tax income of approximately $64 million in what is typically a lighter seasonal quarter for beef processing. Berkadia, Garcadia, Idaho Timber and Vitesse all continued to perform well this quarter. Our estimated results also include an unrealized $21 million mark-to-market decrease in the value of our HRG investment and a net loss at Leucadia Asset Management as a result of the first quarter period of exceptional volatility.”

Messrs. Handler and Friedman concluded: “We are excited and energized by the simplification of our business mix, the focus and brand awareness of our anticipated name change, our abundance of cash, and the strength and potential of our businesses. We would like to thank our clients and customers, employee-partners, fellow shareholders, bondholders and all others associated with our businesses for their continued support.”

Morgan Stanley and Jefferies served as advisors to Leucadia in respect of the National Beef transaction. Jefferies also served as advisor to Leucadia in connection with the Garcadia and Vitesse transactions.

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Leucadia Contact: Laura Ulbrandt (212) 460-1900

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” or similar expressions. Forward-looking statements include expectations relating to the National Beef, Garcadia and Vitesse transactions disclosed in this press release, expected first quarter 2018 results and statements of future performance, plans, and objectives. Forward-looking statements also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC.

The following table reconciles financial results reported in accordance with generally accepted accounting principles (“GAAP”) to non-GAAP financial results. This press release contains non-GAAP financial information to aid investors in viewing our businesses and investments through the eyes of management while facilitating a comparison across historical periods. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, reported results prepared in accordance with GAAP. The following table reconciles Leucadia shareholders’ equity as of December 31, 2017 to pro forma Leucadia shareholders’ equity as of December 31, 2017 (amounts in billions except shares outstanding and per share amounts):

Shareholders’ Equity as of December 31, 2017
Leucadia shareholders’ equity (GAAP)	$10.1
Estimated National Beef pre-tax gain	0.8
Estimated Garcadia pre-tax gain	0.2
Tax effect of National Beef and Garcadia gains	(0.2)
National Beef redeemable noncontrolling interest sale adjustment (1)	0.2

Pro forma Leucadia shareholders’ equity (non-GAAP)	$11.1
Leucadia shares outstanding as of December 31, 2017	356,227,038
Pro forma Leucadia shareholders’ equity per share as of December 31, 2017	$31.20

(1)	Represents the cumulative increase in fair value of National Beef redeemable noncontrolling interests charged to additional paid-in capital since the purchase of National Beef in December 2011. When a subsidiary with redeemable noncontrolling interest is deconsolidated, any previous fair value adjustments to the carrying amount of the noncontrolling interest are reset to zero prior to deconsolidation.